Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated October 11, 2017, with respect to the consolidated financial statements of Groundfloor Finance Inc. and Subsidiaries as of December 31, 2016 and 2015, and for the years then ended, appearing in this Regulation A Preliminary Offering Statement on Form 1-A of Groundfloor Finance Inc.

/s/ Hughes Pittman & Gupton, LLP

Raleigh, North Carolina

October 27, 2017